As filed with the Securities and Exchange Commission on July 30, 1996
                                                  Registration No. 333--
                                                                        -----




                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            -------------------
                                   FORM S-4


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------
                      VETERINARY CENTERS OF AMERICA, INC.
            (Exact name of Registrant as specified in its charter)

           DELAWARE                          0742                  95-4097995
(STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NO.)     IDENTIFICATION

                                                                     NO.)
    3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA 90405
                                (310) 392-9599
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------
                                ROBERT L. ANTIN
                           3420 OCEAN PARK BOULEVARD
                                  SUITE 1000
                                 SANTA MONICA
                               CALIFORNIA  90405
                                (310) 392-9599
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)
                              -------------------
                                  COPIES TO:
                       C. N. FRANKLIN REDDICK III, ESQ.
                     TROOP MEISINGER STEUBER & PASICH, LLP
                           10940 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 824-7000

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
                               ----------------
     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

            Title of
           Each Class                 Proposed  Proposed
               of                     Maximum   Maximum
           Securities       Amount    Offering  Aggregate      Amount
              to be         to be     Price Per Offering    Registration
           Registered     Registered  Unit (1)   Price          Fee
           ----------     ----------  --------- ----------  ------------
          Common Stock     1,000,000  $16.375   $16,375,000    $5,647

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) based upon the average of the high and low bids of Registrant's Common Stock reported on the Nasdaq National Market on July 24,
1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                      VETERINARY CENTERS OF AMERICA, INC.
                             CROSS-REFERENCE SHEET
                                    BETWEEN
                 ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS



FORM S-4 ITEM NUMBER AND CAPTION                      Location in Prospectus
- --------------------------------                      ----------------------

1.     Forepart of the Registration
       Statement and Outside Front Cover Page
       of Prospectus. . . . . . . . . . . . .        Facing Page; Cross-
                                                     Reference Sheet; Outside
                                                     Front Cover Page

2.     Inside Front and Outside Back Cover
       Pages of Prospectus . . . . . . . . . .       Inside Front and Outside
                                                     Back Cover Pages

3.     Risk Factors Ratio of Earnings to Fixed
       Charges and Other Information. . . . . .       Documents Incorporated By
                                                      Reference; The Company;
                                                      Selected Consolidated

                                                      Financial Information

4.     Terms of the Transaction . . . . . . . .       *

5.     Pro Forma Financial Information. . . . .       *

6.     Material Contracts with the Company
       Being Acquired . . . . . . . . . . . . .       *

7.     Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters. . . . . . . .              *

8.     Interests of Named Experts and Counsel .       Legal Matters; Experts

9.     Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities                                    *

10.    Information with Respect to S-3
       Registrants. . . . . . . . . . . . . . .       Documents Incorporated
                                                      by Reference; The
                                                      Company; Dividend Policy;
                                                      Price Range of Common
                                                      Shares; Selected
                                                      Consolidated Financial
                                                      Information; Description
                                                      of Capital Stock

11.     Incorporation of Certain Information
        by Reference. . . . . . . . . . . . . .      Documents Incorporated
                                                     by Reference

12.     Information with Respect to S-2 or
        S-3 Registrants. . . . . . . . . . . .        *

13.     Incorporation of Certain Information
        by Reference. . . . . . . . . . . . . .       *

14.     Information with Respect to Registrants
        Other Than S-3 or S-2 Registrants. . . .      *

15.     Information with Respect to S-3
        Companies. . . . . . . . . . . . . . . .      *

16.     Information with Respect to S-2 or S-3
        Companies. . . . . . . . . . . . . . . .      *

17.     Information with Respect to Companies
        Other Than S-2 or S-3 Companies. . . . .      *

18.     Information if Proxies, Consents or
        Authorizations Are to be Solicited. . . . .   *

19.     Information if Proxies, Consents or
        Authorizations Are Not to be Solicited
        or in an Exchange Offer. . . . .. . .         *

* Not applicable or answer negative upon the date of filing of this Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such items under certain circumstances by means of a post-effective amendment to this Registration Statement or supplement to the prospectus contained herein.


PROSPECTUS

                             SUBJECT TO COMPLETION
                              Dated July 30, 1996

                      VETERINARY CENTERS OF AMERICA, INC.
                       1,000,000 SHARES OF COMMON STOCK
                         (PAR VALUE $0.001 PER SHARE)

     Veterinary Center of America, a Delaware corporation ("VCA" or the "Company"), has registered 1,000,000 shares of its Common Stock, par value $0.001 per share (the "Common Stock"), which may from time to time be offered by this Prospectus in connection with acquisitions by the Company of various businesses or properties, or interests therein. The Common Stock may be issued in exchange for the shares of capital stock (by merger or otherwise), partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of the Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners of the business or assets to be acquired or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by VCA. Under some circumstances, however, the Company may issue Common Stock covered by this Prospectus to pay brokers' commissions or finders' fees incurred in connection with acquisitions.

     This Prospectus, as amended or supplemented if appropriate, has also been prepared for use by the persons who have received or will receive shares issued by VCA in acquisitions, including shares sold hereunder and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Act"). Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Act.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
\

     The Common Stock is quoted on the National Association of Securities Dealers, Inc., National Market System ("Nasdaq National Market") under the symbol "VCAI." On July 24, 1996, the closing price for the Common Stock on the Nasdaq National Market was $17.13.

                       ---------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       --------------------------------

                 The date of this Prospectus is July __, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                       ---------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .    3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . .    3

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

OFFERED SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . .   11

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                             AVAILABLE INFORMATION

     VCA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on the Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq National Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-4 (the "Registration Statement) under the Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained or incorporated by reference in the Registration Statement of which this Prospectus is a part, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statement contained herein concerning the provisions of any document is not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by this reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.
                              ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

     (1) Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     (3) Registrant's Reports on Form 8-K, filed on February 21, 1996, March 5, 1996, March 15, 1996 (as amended on April 12, 1996 and April 18,
1996), March 25, 1996, April 4, 1996, April 12, 1996, April 17, 1996 and July
3, 1996 (as amended on July 17, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Tomas Fuller, Chief Financial Officer, Veterinary Centers of America, Inc. 3420 Ocean Park Boulevard, Suite 1000, Santa Monica, California 90405. Telephone inquiries may be directed to Veterinary Centers of America, Inc., at (310) 392-9599.



                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" AND "VCA" REFER TO VETERINARY CENTERS OF AMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARIES. THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DISCUSSED IN "RISK FACTORS."

                                  THE COMPANY

     Veterinary Centers of America. Inc. ("VCA" or the "Company") was founded in 1986 and is a leading companion animal health care company. The Company has established a premier position in the animal hospital and veterinary diagnostic laboratory segments and has an emerging presence in the premium pet food segment. The Company operates the largest network of free-standing animal hospitals in the country. As a leader in the industry, the Company employs more veterinarians than any single private-sector employer. The Company's network includes privately owned teaching hospitals which provide clinical training for recent veterinary school graduates. In addition, the Company operates the largest network of veterinary-exclusive laboratories in the nation. The Company also markets both a life-stage and a therapeutic line of premium pet foods through Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company.

     The Company operates in three market segments which had total domestic revenues in 1994 of approximately $10.0 billion, composed of approximately $8.2 billion for veterinary care (animal hospitals and veterinary diagnostic laboratories) and $1.8 billion for premium pet food. The animal hospital industry is highly fragmented with approximately 115 million dogs and cats in the United States being cared for by an estimated 55,000 veterinarians practicing at 16,000 animal hospitals. These animal hospitals are primarily single site, sole practitioner facilities. The Company believes that its larger size and multi-site network offer advantages to the veterinary professional and consumer alike. The Company's size and breadth of operations enable it to leverage corporate overhead, centralize administrative functions, realize economies of scale in purchasing and other administrative functions, enhance medical care through specialists and state of the art equipment and technology and free the veterinary professional from administrative tasks, thereby allowing the veterinarian greater time to practice veterinary medicine.

     The Company's animal hospitals offer a full range of general medical and surgical services and also perform specialty services such as orthopedics for small animals, including dogs, cats, birds and other household pets. In addition to treating disease and injury, the Company's animal hospitals emphasize pet wellness and offer programs to encourage routine vaccinations, health examinations, spaying and neutering and dental care. The Company's veterinary diagnostic laboratories offer a full range of diagnostic and reference tests. Laboratory tests are used by veterinarians to diagnose, monitor and treat diseases through the detection of substances in blood, urine or tissue samples and other specimens. The Company does not conduct experiments on animals and is not engaged in animal research. Vet's Choice markets a line of life-stage and therapeutic premium pet foods under the brand names, SELECT BALANCE and SELECT CARE, respectively.

     The Company's business strategy focuses on (i) expanding its animal hospital and veterinary diagnostic laboratory businesses through acquisitions and internal growth, (ii) achieving cost savings by consolidating operations and realizing economies of scale in purchasing and administrative support functions and the implementation of the Company's standard management programs,
(iii) taking advantage of its unique opportunity to deliver its products and services through multiple channels to its customers, who are primarily veterinarians and pet owners, and (iv) capitalizing on its leadership position within the companion animal health care industry to expand into other products and services for veterinarians and pet owners.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

RECENT DEVELOPMENTS

     VCA acquired Pets' Rx, Inc. ("Pets' Rx") the owner and operator of 16 animal hospitals in California and Nevada, on June 19, 1996 and The Pet Practice, Inc. ("Pet Practice"), the operator of 84 animal hospitals, on July 19, 1996.

     VCA entered into these transactions with the expectation that the transactions will result in beneficial synergies for the combined business. These include the potential to realize improved operating margins at animal hospitals through a strategy of centralizing various corporate and administrative functions and leveraging fixed costs while providing customers with improved services.

     Achieving these anticipated business benefits will depend in part on whether the operations of Pet Practice and Pets' Rx, or either of them, can be integrated with the operations of VCA in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, integration of the companies' management staffs, coordination of the companies' sales and marketing efforts, integration and coordination of the companies' development teams and the identification and elimination of redundant and/or unnecessary overhead and poor-performing hospitals. The success of this process will be significantly influenced by the ability of the combined business to retain key management and marketing and development personnel. There is no assurance that this integration will be accomplished smoothly or successfully or that VCA will be successful in retaining key members of management. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of operations of the companies following the mergers will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined business. The inability of management to integrate successfully the operations of the companies could have an adverse effect on the business and results of the combined business. In addition, even if the operations of the three companies are ultimately successfully integrated, it is anticipated that the integration will be accomplished over time and, in the interim, the combination may have an adverse effect on the business, results of operations and financial condition of the combined business.

     In addition, there can be no assurance that the present and potential customers of VCA, Pet Practice and Pets' Rx will continue their current utilization patterns without regard to the mergers or that the mergers will not have an adverse impact upon relationships with veterinarians and other animal health care professionals currently employed by VCA, Pet Practice and Pets' Rx.

Any significant reduction in utilization patterns by VCA's, Pet Practice's or Pets' Rx's customers, or any significant adverse impact on relationships with the veterinarians and other animal health care professionals currently employed by VCA, Pet Practice or Pets' Rx, could have an adverse effect on the near-term business and results of operations of the combined business.

     Pet Practice commenced operations in October 1993, although the initial business Pet Practice acquired has, and most of the veterinary hospitals acquired since have, operated over a substantial period. Pet Practice had net losses of $4,888,000 in fiscal 1994, $3,175,000 in fiscal 1995 and $899,000 for the thirteen weeks ended April 3, 1996 and an accumulated deficit of $9,591,000 as of April 3, 1996 relating to net losses in the period from October 27, 1993 (commencement of operations) through December 29, 1993, fiscal 1994 and 1995 and the thirteen weeks ended April 3, 1996. In view of Pet Practice's significant recent growth and the impact of certain charges on Pet Practice's 1994 and 1995 results, Pet Practice's historical financial performance may not be indicative of its future performance. There can be no assurance that Pet Practice will achieve profitability or successfully implement its business strategy.

     Pets' Rx commenced operations on May 28, 1991. Pets' Rx had net losses of approximately $2,805,000 in fiscal 1994, $1,977,000 in fiscal 1995 and $358,000 for the three months ended March 31, 1996 and an accumulated deficit of $8,505,000 as of March 31, 1996. Further losses are expected to be recorded for fiscal 1995 and 1996 as a result of anticipated pooling adjustments. In view of Pets' Rx's recent growth and the impact of nonrecurring charges and certain other charges on Pets' Rx's 1994 and 1995 results, Pets' Rx's historical financial performance may not be indicative of its future performance. There can be no assurance that Pets' Rx will achieve profitability or successfully implement its business strategy.

ANTICIPATED EFFECTS OF ACQUISITIONS

     VCA has implemented a plan with respect to the integration of the businesses of Pets' Rx and Pet Practice into VCA's existing operations. It is anticipated that a significant restructuring of the combined operations will be required as a result of the mergers. As a consequence of this restructuring and the consummation of the mergers, VCA anticipates incurring one-time restructuring and related charges in 1996. The magnitude of these charges has not been quantified at this time.

     The Pets' Rx acquisition was accounted for on a pooling of interests method of accounting. Under the pooling rules, the historical financial results of VCA will be restated to reflect the combination, together with certain adjustments. Pets' Rx incurred a loss in each of the three fiscal years ended December 31, 1995 and in the first quarter ended March 31, 1996. The historical results of VCA will be restated to reflect the historical losses of Pets' Rx. In addition, Pets' Rx is expected to continue to incur losses in the second quarter of 1996. Further, under the pooling rules, the costs incurred by VCA and Pets' Rx in consummating the merger have been expensed during the second quarter.

     The Pet Practice acquisition was accounted for as a purchase. Under the purchase rules, the Pet Practice acquisition is expected to result in a significant increase in the goodwill and other intangibles recorded on VCA's balance sheet. This increase in goodwill and other intangibles will be in addition to the increase resulting from the combination with Pets' Rx, which also has significant goodwill and other intangibles recorded on its balance sheet. As a result, VCA expects that its amortization expense will significantly increase over historical levels.

     The combined effect of the restructuring and related charges discussed above, the pooling treatment in the Pets' Rx acquisition and the increased amortization expense will have an adverse effect on the results of operations of VCA in each of the second and third quarters of 1996. Further, the effect of the increased amortization expense is expected to temper reported earnings of VCA in the fourth quarter and subsequent periods.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Due to the number and size of acquisitions completed since January 1, 1994, VCA and Pet Practice have experienced rapid growth. In 1994, VCA completed six acquisitions (five animal hospitals and one veterinary diagnostic laboratory) and in 1995, VCA completed 32 acquisitions (25 animal hospitals, six veterinary diagnostic laboratories and the remaining 30 percent interest in Professional Animal Laboratory ("PAL")). As a result of these acquisitions, VCA's revenues have grown from $25.3 million in 1993 to $42.2 million in 1994 and to $92.1 million in 1995. In addition, during this period, VCA entered two new lines of business, veterinary diagnostic laboratories and premium pet food.

     In 1994, Pet Practice acquired 30 veterinary hospitals and in 1995, Pet Practice acquired 38 veterinary hospitals. As a result of these acquisitions,

Pet Practice's revenues have grown from $1.2 million in the period from October 27, 1993 to December 29, 1993 to $15.1 million in fiscal 1994 and to $40.6 million in fiscal 1995.

     VCA's and Pet Practice's growth and pace of acquisitions have placed, and will continue to place, a substantial strain on their respective management, operational, financial and accounting resources. The successful management of this growth will require VCA to continue to implement and improve its financial and management information systems and to train, motivate and manage their respective employees. There can be no assurance that the combined business will be able to identify, consummate or integrate acquisitions without substantial delays, costs or other problems. Once integrated, acquisitions may not achieve sales, profitability and asset productivity commensurate with the combined business' other operations. In addition, acquisitions involve several other risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. The combined business' failure to manage growth effectively would have a material adverse effect on the combined business' results of operations and its ability to execute its business strategy.

     In addition, the growth experienced, and the corresponding increased need for timely information, have placed significant demands on VCA's and Pet Practice's existing accounting and management information systems. As a result, VCA is in the process of upgrading these systems. No assurance can be given that these upgrades will be completed successfully or that the new systems can be successfully integrated or that the new systems will effectively serve the combined business' future information requirements.

DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH

     VCA's growth strategies are dependent principally on its ability to acquire existing animal hospitals and veterinary diagnostic laboratories. Successful acquisitions involve a number of factors which are difficult to control, including the identification of potential acquisition candidates, the willingness of the owners to sell on reasonable terms and the satisfactory completion of negotiations. In addition, acquisitions may be subject to pre-merger or post-merger review by governmental authorities for antitrust and other legal compliance. Adverse regulatory action could negatively affect VCA's operations through the assessment of fines or penalties against VCA or the possible requirement of divestiture of one or more of VCA's operations.

     There can be no assurance that the combined business will be able to identify and acquire acceptable acquisition candidates on terms favorable to the combined business in a timely manner in the future. Assuming the availability of capital, VCA's plans include an aggressive acquisition program involving the acquisition by the combined business of at least 15 to 25 facilities per year. VCA continues to evaluate acquisitions and negotiate with several potential acquisition candidates. The failure to complete acquisitions and continue expansion could have a material adverse effect on VCA's financial performance. As the combined business proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

LEVERAGE

     VCA, Pet Practice and Pets' Rx each have incurred substantial indebtedness to finance the acquisition of their respective animal hospitals and (in the case of VCA) veterinary diagnostic laboratories. Giving effect to debt incurred in acquisitions subsequent to March 31, 1996 through July 19, 1996 (excluding the acquisition of Pets' Rx and Pet Practice), VCA had at March 31, 1996 consolidated long-term obligations (including current portion) of approximately $39.5 million. Pet Practice had at April 3, 1996 consolidated long-term obligations (including current portion) of approximately $20.0 million. At March 31, 1996, Pets' Rx had consolidated long-term obligations (including current portion) of $10.4 million. In addition, on April 17, 1996, VCA issued subordinated debt in an aggregate principal amount of $84.4 million (the "Debentures"). At December 31, 1995 and March 31, 1996, VCA's ratio of long-term debt to total stockholders' equity was 36.3% and 36.4%, respectively.

As of March 31, 1996, after giving effect to the acquisition of Pets' Rx and Pet Practice and the sale of the Debentures, the ratio of long-term debt to total stockholders' equity will be 91.7%. VCA expects to incur additional indebtedness in the future to continue its acquisition strategy.

RISKS ASSOCIATED WITH INTANGIBLE ASSETS

     A substantial portion of the assets of VCA, Pet Practice and Pets' Rx consists of intangible assets, including goodwill and covenants not to compete relating to the acquisition of animal hospitals and veterinary diagnostic laboratories. At March 31, 1996, VCA's balance sheet reflected $85.2 million of intangible assets of these types, a substantial portion of VCA's $157.0 million in total assets at such date. At April 3, 1996, Pet Practice's balance sheet reflected $53.8 million of intangible assets of these types, a significant portion of Pet Practice's $79.7 million in total assets. At March 31, 1996, Pets' Rx's balance sheet reflected $9.3 million of intangible assets of these types prior to pooling adjustments, a significant portion of Pets' Rx's $14.6 million in total assets at such date. VCA expects the aggregate amounts of goodwill and other intangible assets on its balance sheet to increase in the future in connection with additional acquisitions. This increase will have an adverse impact on earnings as goodwill and other intangible assets will be amortized against earnings. In the event of any sale or liquidation of VCA, there can be no assurance that the value of these intangible assets will be realized. In addition, the respective companies continually evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that these intangible assets should be evaluated for possible impairment, they may be required to reduce the carrying value of intangible assets, which could have a material adverse effect on results of operations during the periods in which such reduction is recognized. In accordance with this policy, VCA recognized a writedown of goodwill and related assets in the amount of $2.3 million in 1993 in connection with three of VCA's facilities which were not performing. There can be no assurance that the combined business will not be required to writedown assets further in future periods. In connection with an accounting change related to the pooling of interests of Pets' Rx, the combined company will recognize a pretax writedown of $2.1 million in each of 1993 and 1995.

GUARANTEED PAYMENTS

     In connection with acquisitions in which the purchase price consists, in part, of shares of common stock, par value $0.001, of VCA ("VCA Common Stock") (the "Guarantee Shares"), VCA often guarantees (the "Guarantee Right") that the value of such stock two to three years following the date of the acquisition (the "Measurement Price") will equal or exceed the value of the stock on the date of acquisition (the "Issue Price"). In the event the Measurement Price does not equal or exceed the Issue Price, VCA typically is obligated either to
(i) pay to the seller in cash, notes payable or additional shares of VCA Common Stock the difference between the Issue Price and the Measurement Price multiplied by the number of Guarantee Shares then held by the seller, or (ii) purchase the Guarantee Shares then held by the seller. Once the Guarantee Shares are registered for resale under the Act, which registration VCA covenants to effect generally within six months of issuance of the Guarantee Shares, the seller's Guarantee Right typically terminates if the VCA Common Stock trades at 110% to 120% of the Issue Price (the "Release Price") for five to 20 consecutive days, depending on the terms of the specific acquisition agreement. All Guarantee Shares outstanding as of March 31, 1996 have been registered for resale under the Act and 268,566 of these shares, with Issue Prices ranging from $11.70 to $17.49, have not reached their respective Release Prices for the required period. If the value of the VCA Common Stock decreases and is less than an Issue Price at the end of the respective Guarantee Period for these shares, VCA may be obligated to compensate these sellers.

     In connection with the Pet Practice merger, VCA has assumed the Guarantee Rights issued by Pet Practice (which generally operate similarly to the Guarantee Rights issued by VCA, except that there is no provision for a release of the Guarantee Right). Giving effect to the terms of the Pet Practice merger, the number of Guarantee Shares issued by Pet Practice is not material to the capitalization of the combined business.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     A large portion of the businesses of VCA, Pet Practice and Pets' Rx is seasonal, with operating results varying substantially from quarter to quarter.

Historically, VCA's revenues have been greater in the second and third quarters than in the first and fourth quarters. The demand for VCA's veterinary services are significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours, as well as general economic conditions. A substantial portion of VCA's and the combined business' costs are fixed and do not vary with the level of demand. Consequently, net income for the second and third quarters at individual animal hospitals generally has been higher than that experienced in the first and fourth quarters.

DEPENDENCE ON KEY MANAGEMENT

     VCA's and the combined business' success will continue to depend to a significant extent on VCA's executive officers and other key management, particularly its Chief Executive Officer, Robert L. Antin. VCA has an employment contract with Mr. Robert Antin, Mr. Arthur Antin, Chief Operating Officer of VCA, Mr. Neil Tauber, Senior Vice President of VCA, and Mr. Tomas

Fuller, Chief Financial Officer of VCA, each of which expires in December 1998.

VCA has no other written employment agreements with its executive officers. None of VCA's officers are parties to noncompetition covenants which extend beyond the term of their employment with VCA. VCA maintains "key man" life insurance on Mr. Robert Antin in the amount of $3.0 million, of which VCA is the sole beneficiary. VCA does not maintain any insurance on the lives of its other senior management. As VCA continues to grow, it will continue to hire, appoint or otherwise change senior managers and other key executives. There can be no assurance that VCA will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. In addition, the success of certain of VCA's acquisitions may depend on VCA's ability to retain selling veterinarians of the acquired companies. The loss of services of any key manager or selling veterinarian could have a material adverse effect upon VCA's business.

JOINT VENTURES

     VCA conducts a portion of its veterinary diagnostic laboratory business through a joint venture with Vet Research, Inc. ("VRI"), and conducts its pet food business through a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Company. VCA has an option (the "VCA Option Agreement") in January 1997 to acquire the remaining 49 percent interest in the laboratory joint venture for $18.6 million in cash plus an additional amount based upon the earnings of the joint venture to be paid over six years. Based on current information available to it, VCA expects to exercise its purchase option in January 1997. If for any reason VCA does not exercise the option, VRI has the option to purchase from VCA its entire 51 percent interest for $3.5 million. On the earlier of a change in control of VCA or January 1, 2000, Heinz Pet Products has the option to purchase all of VCA's interest in the Vet's Choice joint venture at a purchase price equal to the fair market value of such interest. The acquisition of Pet Practice will not result in a change in control for purposes of the Vet's Choice joint venture. There can be no assurance that VCA will not have to sell these joint venture interests.

COMPETITION

     The companion animal health care industry is highly competitive and subject to continual change in the manner in which services are delivered and providers are selected. VCA believes that the primary competitive factors in connection with animal hospitals are convenient location, recommendation of friends, reasonable fees, quality of care and convenient hours. VCA's primary competitors for its animal hospitals in most markets are individual practitioners or small, regional multi-clinic practices. In addition, certain national companies in the pet care industry, including the operators of super-stores, are developing multi-regional networks of animal hospitals in markets which include VCA's animal hospitals. Among veterinary diagnostic laboratories, VCA believes that quality, price and the time required to report results are the major competitive factors. There are many clinical laboratory companies which provide a broad range of laboratory testing services in the same markets serviced by VCA. In addition, several national companies provide on-site diagnostic equipment that allows veterinarians to perform their own laboratory tests. VCA's major competitors in the premium pet food industry are Hill's and Iams, both of which have extensive experience in the manufacture of premium pet food and possess research and development, marketing and financial resources far greater than that of Vet's Choice.

GOVERNMENT REGULATION

     The laws of some states prohibit veterinarians from splitting fees with non-veterinarians and prohibit business corporations from providing veterinary services through the direct employment of veterinarians. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Although VCA and Pet Practice believe their respective operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that VCA's and Pet Practice's existing operational structure will not be successfully challenged in one or more states as constituting the unlicensed practice of veterinary medicine. Such a determination in a state could adversely affect the operations of VCA and the combined business through the assessment of fines or penalties against VCA or the combined business or the possible requirement of divestiture of VCA's operations in the state. In addition, there can be no assurance that state legislation or regulations will not change so as to restrict VCA's or, in the future, the combined business' existing operations or the expansion of such operations.


ANTI-TAKEOVER EFFECT

     A number of provisions of VCA's Certificate of Incorporation and bylaws and certain Delaware laws and regulations relating to matters of corporate governance, certain rights of directors and the issuance of preferred stock without stockholder approval, may be deemed to have and may have the effect of making more difficult, and thereby discouraging, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than VCA's principal stockholders consider such a transaction to be in their best interest. In addition, H.J. Heinz Company has an option to purchase VCA's interest in the Vet's Choice joint venture upon the occurrence of a change in control (as defined in the joint venture agreement), which may have the same effect. Accordingly, stockholders may be deprived of an opportunity to sell their shares at a substantial premium over the market price of the shares.

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Future sales by existing stockholders could adversely affect the prevailing market price of the VCA Common Stock. As of July 19, 1996 (and giving effect to the acquisition of Pets' Rx and Pet Practice), VCA had 17,860,913 shares of common stock outstanding, most of which are either freely tradeable in the public market without restriction or tradeable in accordance with Rule 144 under the Act. There are also 159,197 shares which VCA is obligated to issue in connection with certain acquisitions; 583,333 shares issuable upon conversion of outstanding preferred stock; 1,557,750 shares of VCA Common Stock issuable upon exercise of outstanding stock options; 1,198,362 shares of VCA Common Stock issuable upon exercise of outstanding warrants; and 6,635 shares issuable upon conversion of convertible notes. Shares may also be issued under price guarantees delivered in connection with acquisitions. These shares will be eligible for immediate sale upon issuance. In addition, the Debentures are convertible into 2,457,060 shares of VCA Common Stock at a rate of $34.35 per share.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the VCA Common Stock could be subject to significant fluctuations caused by variations in quarterly operating results, litigation involving VCA, announcements by VCA or its competitors, general conditions in the companion animal health care industry and other factors. The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of publicly traded companies. The broad fluctuations may adversely affect the market price of the VCA Common Stock.

USE OF PROCEEDS

     This Prospectus relates to shares of VCA Common Stock which may be offered and issued by the Company from time to time in connection with the acquisition of other businesses or properties, or interests therein. Other than the businesses or properties acquired, there will be no proceeds to the Company from the offering. When this Prospectus is used in a public reoffering or resale of the Common Stock acquired pursuant to this Prospectus, such selling shareholders shall receive the proceeds derived from such resale and not the Company.



OFFERED SECURITIES

     The Prospectus relates to up to 1,000,000 shares of VCA Common Stock which VCA proposes to issue in its continuing program of acquisitions of entities, assets or interests engaged in the veterinary service industry. The consideration for any acquisition may consist of cash, notes or other evidence of debt, assumptions of liabilities, equity securities, or a combination thereof, as determined from time to time by negotiations between VCA and the owners of businesses or properties to be acquired. VCA intends to concentrate its acquisitions in the veterinary service industry, with primary emphasis on acquiring veterinary medical practices. If the opportunity arises, however, VCA may attempt to make acquisitions which are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. In general, the terms of acquisitions will be determined by direct negotiations between the representatives of VCA and the owners of the businesses or properties to be acquired or, in the case of entities more widely held, through exchange offers to stockholders or documents soliciting approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by VCA. However, under some circumstances, VCA may issue Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.

     This Prospectus, as appropriately amended or supplemented, has also been prepared for use by persons who receive shares issued by VCA in acquisitions, including Common Stock received upon conversion of other equity securities that may be issued in acquisitions, and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed affiliates or underwriters within the meaning of the Act (such persons being referred to under this caption as "Selling Shareholders"). Resales may be made pursuant to this Prospectus, as amended or supplemented, pursuant to Rule 145(d) under the

Act, or pursuant to an exemption from the Act. Profits realized on resales by Selling Shareholders under certain circumstances may be regarded as underwriting compensation under the Act.

     Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in the sale of shares by such Selling Shareholder, or such securities firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealer may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on the Nasdaq National Market or other exchange on which such shares may be traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Act, and any commissions earned by such firm may be deemed to be underwriting discounts or commissions under the Act.

     A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Act, disclosing the name of the Selling Shareholder, the participating securities firm, if any, the number of shares involved, and other details of such resales, if appropriate.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock and does not anticipate that it will do so in the near future. The present policy of the Company is to retain earnings to finance the development and expansion of its operations.


                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.001, of which 17,860,913 shares were outstanding on July 24, 1996, and 1,000,000 shares of Preferred Stock, par value $0.001 per share, 583,333 shares of which were outstanding on July 24, 1996. The Company's Common Stock and Redeemable Warrants are listed on the Nasdaq National Market under the symbols "VCAI" and "VCAI.W", respectively. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

     The Company is authorized to issue 60,000,000 shares of Common Stock, par value $0.001 per share. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

     The holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby, when issued against the consideration set forth in this Prospectus, will be, validly issued, fully paid and nonassessable.

REDEEMABLE WARRANTS

     The Redeemable Warrants were issued in registered form pursuant to an agreement, dated October 10, 1991 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

     One Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of 120% of the initial offering price of the Common Stock per share, subject to adjustment (the "Purchase Price"). The Redeemable Warrants are entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Company has the right to reduce the Purchase Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

     Unless previously redeemed, the Redeemable Warrants may be exercised at any time commencing April 10, 1992 and prior to the close of business on October 10, 1996 (the "Expiration Date"). On and after the Expiration Date, the Redeemable Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

     The Company has the right at any time after April 10, 1992 to redeem the Redeemable Warrants in whole for cancellation at a price of $0.20 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice may be given within 10 days following any period of 20 consecutive trading days during which the high closing bid of the shares of Common Stock on the Nasdaq National Market exceeds a per share price equal to $9.00 (150% of the initial public offering price of the Common Stock), subject to adjustments for stock dividends, stock splits and the like. If the Redeemable Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

     No holder, as such, of Redeemable Warrants is entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

     If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Redeemable Warrants prior to the exercise of the Redeemable Warrants and deliver a prospectus with respect to such securities to all Redeemable Warrant holders as required by
Section 10(a)(3) of the Act.

PREFERRED STOCK

     The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock.

     On December 22, 1992, the Company completed the sale of 583,333 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Shares") for net proceeds of $2,985,000. The Series A Shares are convertible into 583,333 shares of the Company's Common Stock commencing December 22, 1997.

The Series A Shares participate in any dividend payments on the Company's Common Stock on an as converted basis. The Series A Shares have a liquidation preference of $5.14 per share and are callable by the Company any time after March 22, 1998 at a price of $5.14 per share. The Series A Shares have no voting rights, other than certain protective rights in the event of an adverse change in the rights, preferences or privileges or the Series A Shares as provided by the Delaware Law.

     As a result of the issuance of the Series A Shares, 416,667 shares of Preferred Stock remain authorized and unissued and may be issued in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. In the event of issuance, these shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or a change in control of the Company. The Company does not currently intend to issue any of the authorized but unissued shares of its Preferred Stock.

TRANSFER AGENT

     The Company's transfer and warrant agent is Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004.

GENERAL

     All issued and outstanding shares of Common Stock are fully paid and nonassessable, and all Common Stock offered hereby will be fully paid and nonassessable when issued.

     VCA has and will continue to distribute annual reports to its shareholders which will contain its audited financial statements.


                                 LEGAL MATTERS

     The validity of the VCA Common Stock offered hereby will be passed upon for VCA by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.


                                    EXPERTS

     The audited consolidated financial statements of VCA, the audited supplemental combined financial statements of VCA, the audited financial statements of Southwest Veterinary Diagnostic, Inc. and the audited financial statements of Pets' Rx, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Pet Practice incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Price Waterhouse LLP, independent accountants, as set forth in its report thereon appearing elsewhere herein. Such financial statements have been so included in reliance on such report, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Pets' Rx as of and for each of the two years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law provides that the

Company may indemnify an officer or director who is made a party to a "proceeding" (including a law suit or derivative action) because of his position, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and may advance expenses incurred in defending any proceeding in certain cases. If the director or officer is successful on the merits or otherwise, he must be indemnified against all expenses actually and reasonably incurred. If the officer or director is adjudged liable, indemnity can be made only by court order.

     The Company has also entered into an indemnity agreement (the "Indemnity Agreement") with its directors which provides for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was a director of the Company, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also obligates the Company to advance expenses to a director provided that he or she is not entitled to partial indemnification. Directors are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at the request of the Company as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

     A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Exhibit Index, and is incorporated herein by reference.

     (b)  Financial Statement Schedules:

     All schedules are omitted because they are not applicable or not required or because the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes as follows: prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (e) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with the offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from Section 5 of the Act, absent the existence of other similar (prior or subsequent) transactions.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, and State of California on the 29th day of July, 1996.

                                   VETERINARY CENTERS OF AMERICA, INC.
                                   (Registrant)


                                   By: /s/ Robert L. Antin
                                    -----------------------------------
                                      Robert L. Antin, Chairman and
                                      Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitute and appoints Robert Antin and Tomas Fuller, or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this


Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                 TITLE                              DATE
      ---------                 -----                              ____

/s/ Robert L. Antin      President, Chief Executive Officer      July 29, 1996
- -------------------      and Chairman of the Board (Principal
Robert L. Antin          Executive Officer and Director)


/s/ Arthur J. Antin      Chief Operating Officer, Senior         July 29, 1996
- -------------------      Vice President and Director
Arthur J. Antin

/s/ Neil Tauber          Senior Vice President,                  July 29, 1996
- -------------------      Treasurer and Director
Neil Tauber

/s/ Tomas W. Fuller        Vice President, Chief Financial       July 29, 1996
- -------------------        Officer and Assistant Secretary
Tomas W. Fuller

/s/ Deborah W. Moore       Vice President,                       July 29, 1996
- -------------------        Chief Accounting Officer
Deborah W. Moore

                           Director                              July __, 1996
- -------------------
John A. Heil

- -------------------        Director                              July __, 1996
John B. Chickering


/s/ Richard A. Gillespie   Director                              July 29, 1996
- ------------------------
Richard A. Gillespie

                                 EXHIBIT INDEX


NO.                      ITEM                                              PAGE
- ---                      ----                                              ----

5.1     Opinion of Troop Meisinger Steuber & Pasich, LLP.

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Price Waterhouse LLP

23.3    Consent of Price Waterhouse LLP

23.4    Consent of Troop Meisinger Steuber & Pasich, LLP (included in Exhibit
        5.1).

              [LETTERHEAD OF TROOP MEISINGER STEUBER AND PASICH]



                                   July 29, 1996



Veterinary Centers of America, Inc.
3420 Ocean Park Boulevard, Suite 1000
Santa Monica, CA 90405

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Veterinary Centers of America, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,000,000 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares") that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses by the Company. We have assumed that each such acquisition will be approved by such corporate proceedings as may be required under Delaware law.

     Based on the foregoing, we are of the opinion that subject to the receipt of the consideration for the Shares called for by the agreement providing for any such acquisition prior to any issuance of the Shares, the Shares when sold and issued in the manner contemplated herein and by the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                                Respectfully submitted,

                                /s/ Troop Meisinger Steuber & Pasich, LLP

                                TROOP MEISINGER STEUBER & PASICH, LLP

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement.








                                             /s/ Arthur Andersen LLP
                                            ------------------------
                                             ARTHUR ANDERSON LLP


July 23, 1996

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of our reports as of the dates and relating to the financial statements of the companies listed below, which appear on the following pages of the current report on Form 8-K of Veterinary Centers of America, Inc. dated July 3, 1996:

COMPANY                    DATE OF REPORT                 PAGE REFERENCE
- -------                    --------------                 --------------

The Pet Practice, Inc.     March 22, 1996                      F-21

Professional Veterinary    March 29, 1995                      F-36
Hospitals of America, Inc.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ Price Waterhouse LLP
- ------------------------
PRICE WATERHOUSE LLP
Philadelphia, PA
July 29, 1996

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Veterinary Centers of America, Inc. of our report dated September 12, 1995, relating to the financial statements of Pets' Rx, Inc., which appears in the amended Current Report on Form 8-K/A of Veterinary Centers of America, Inc. dated July 16, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ Price Waterhouse LLP
- ------------------------
PRICE WATERHOUSE LLP


San Jose, California
July 23, 1996